Exhibit 4.2

RESTRICTED SECURITIES	SEE LEGENDS ON REVERSE SIDE

NUMBER	State of Delaware	SHARES
[SEAL]

[XXX]	Genaissance Pharmaceuticals, Inc.	NON ASSESSABLE

Series A Preferred Stock

$.001 par value per share

This Certifies that        Specimen

is the owner of **(0)**                                                       Shares of the Capital Stock of Genaissance Pharmaceuticals, Inc. transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this    day of                  A.D. 20      .

[SEAL]
President		Secretary

© GOES 365

Genaissance
Pharmaceuticals, Inc.

Certificate
for
**0**

SHARES
OF
Capital Stock
ISSUED TO

Specimen

DATED

For Value Received, hereby sell assign and transfer unto
Shares
of the Capital Stock represented by the within Certificate and do hereby irrevocably constitute and appoint to transfer the said Stock on the books of the within named Corporation with full power of substitution in the premises.
Dated
In presence of

NOTICE. THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE ON EVERY PARTICULAR, WITHOUT ALTERATIONS OR ENLARGEMENT OR ANY CHANGE WHATEVER.

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under applicable state securities laws, and may not be sold, assigned, pledged or otherwise transferred except pursuant to an effective registration under the Act or in a transaction which qualifies as an exempt transaction under the Act, the rules and regulations promulgated thereunder and the securities law of any applicable state.

The Corporation has more than one class of stock authorized to be issued.  The Corporation will furnish without charge to each stockholder upon written request a copy of the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class of stock (and any series thereof) authorized to be issued by the Corporation as set forth in the Certificate of incorporation of the Corporation and amendments thereto filed with the Secretary of State of the State of Delaware.

The shares represented by this certificate are subject to restrictions on transfer pursuant to the terms and conditions of a Series A Preferred Stock Purchase Agreement and a Registration Rights Agreement, each dated as of October 29, 2003, and each as amended from time to time, copies of which the Corporation will furnish to the holder of this certificate upon request and without charge.  As more fully set forth in Section 5.13(b) of the Series A Preferred Stock Purchase Agreement and subject to such agreement, these shares may be pledged in connection with a bona fide margin account.

The securities represented by this certificate are held by a person who may be deemed to be an affiliate of the Corporation for purpose of Rule 144 promulgated under the Act.